Exhibit 99(h)(23)

BROOKFIELD INVESTMENT FUNDS

FOURTH AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of the [•], 2017, to the Transfer Agent Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, and May 29, 2015 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (the “USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Amended Exhibit A to the Agreement to add the Center Coast Brookfield MLP Focus Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Fourth Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

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BROOKFIELD INVESTMENT FUNDS	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: Brian F. Hurley	Name:

Title: President	Title:

Fourth Amended Exhibit A

to the

Transfer Agent Servicing Agreement — Brookfield Investment Funds

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield U.S. Listed Real Estate Fund

Brookfield Real Assets Securities Fund

Brookfield Real Assets Debt Fund

Center Coast Brookfield MLP Focus Fund